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                         CONTACT COMMUNICATIONS INC.
                          600 Data Drive, Suite 100
                             Plano, Texas  75075


                                                                VIA FACSIMILE
                                                                -------------
                                                                 404-387-0606
March 31, 1995


Mr. Terry W. Lewis
President
Lewis Paging,Inc.
319 N. Tennessee Street
Cartersville, Georgia  30120

Dear Mr. Lewis:

     This letter will confirm the understanding that Terry Lewis (the "Shareholder"), and Lewis Paging, Inc., a Gerogia corporation, all of the capital stock of which is owned by the Shareholder (the "Company"), have reached with Contact Communications Inc., a Delaware corporation ("Buyer"), a wholly owned subsidiary of ProNet Inc. ("ProNet"), with respect to the acquisition ("Acquisition") by Buyer from the Company of those assets described in EXHIBIT A attached hereto as "Acquired Assets" (the "Acquired Assets").

     1. The parties hereto shall immediately proceed with the further negotiation, preparation and execution of a Definitive Agreement (herein so called) containing, among other things, the terms and conditions set forth in EXHIBIT A attached hereto. The parties intend that the Definitive Agreement be executed no later than 5:00 p.m., Dallas time, May 15, 1995.

     2. Following the date of execution hereof, the Shareholder and the Company shall afford to Buyer through its officers, attorneys, accountants, lenders and authorized representatives and affiliates free and full access to the properties, books and records of the Company on reasonable notice during normal business hours in order to permit Buyer to make such investigation of the business, properties and operations of the Company as Buyer may deem necessary. In the event Buyer determines not to proceed with the Acquisition, any information furnished to, or obtained by, any party hereto, its officers, attorneys, accountants, lenders or authorized representatives, as a result of its investigations or otherwise in connection with the Acquisition, shall be treated as confidential information except (a) to the extent such information is otherwise public or generally available to the public or (b) as required by law. In the event the Acquisition does not occur, each party shall return to the other parties all written confidential information furnished by the other parties to it or him and will not thereafter use, for any purposes whatsoever, such confidential information, or permit any such confidential information to be made publicly available.

     3. The Shareholder and the Company represent and warrant to Buyer that neither the Shareholder nor the Company has entered into any agreement pursuant to which any person or

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Mr. Terry Lewis
March 31, 1995
Page 2

entity has obtained the right to acquire any portion of the securities or assets of the Company (whether by purchase of assets or stock, by merger, or otherwise) and (b) the execution, delivery and performance of this letter of intent by the Shareholder and the Company do not and will not breach, violate or conflict with, or permit the cancellation of, any agreement to which the Company is a party or by which it or its properties is bound. In order to induce Buyer to undertake the considerable effort and to incur the major expenses associated with the Acquisition, the Shareholder and the Company shall not, and shall use their best efforts to cause the officers, directors, employees, and agents of the Company not to, (a) solicit, initiate or encourage the submission of proposals or offers from any person or entity for, or enter into any agreement or arrangement relating to, any acquisition or purchase of any or all of the assets of, or securities of, or any merger, consolidation, or business combination with, the Company or any subsidiary thereof or (b) participate in any negotiations regarding, or, except as required by legal process, furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. In addition, until 5:00 p.m., Dallas, Texas time, on May 15, 1995, the Shareholder and the Company agree that neither the Shareholder nor the Company will enter into any agreement or consummate any transaction that would interfere with the consummation of the Acquisition. The Shareholder and the Company shall promptly notify Buyer if any such proposal or offer described in this paragraph, or any inquiry or contact with any person or entity with respect thereto, is made. The notification under this paragraph shall include the identity of the person or entity making such acquisition, offer or other proposal, the terms thereof, and any other information with respect thereto as Buyer may reasonably request.

     4. No public announcement shall be made by Buyer, ProNet, the Company or the Shareholder with respect to the transactions contemplated hereby without the approval of the respective parties, unless otherwise required by law; provided, however, it is specifically understood that ProNet shall issue press releases regarding the execution of this letter of intent, the execution of the Definitive Agreement and the Closing of the Acquisition.

     5. This letter is intended merely to be a guide in the preparation of a Definitive Agreement satisfactory to the parties hereto and nothing contained herein shall be construed to preclude other provisions that are inconsistent with the terms of the Acquisition outlined herein from being included in the Definitive Agreement, provided such other provisions are satisfactory to all parties to the Definitive Agreement. While the parties presently intend to proceed promptly to complete the Definitive Agreement, it is expressly understood that this is a letter of intent and that no liability or obligation of any nature whatsoever is intended to be created between or among any of the parties hereto except as set forth in paragraphs 2, 3 and 4 hereof.

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Mr. Terry Lewis
March 31, 1995
Page 3

     If the foregoing sets forth your understanding with respect to this matter, please execute the enclosed copies of this letter in the space provided below for your signatures and return one fully executed copy to the undersigned, whereupon this letter shall become a binding agreement among the parties hereto and our respective heirs, successors and assigns as of the date hereof.

                                     CONTACT COMMUNICATIONS INC.



                                By: Mark A. Folls

                                Title: Vice President


Accepted and agreed to in all respects
as of April 3, 1995.


LEWIS PAGING, INC.


By: Terry T. Lewis

Title: President


TERRY LEWIS
- ---------------------
Terry Lewis


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                                                                   EXHIBIT A
                                                                   ---------


                                  TERM SHEET
                                  ----------


Nature of Transaction             Sale of Assets

Purchase Price                    The Purchase Price shall be $4,300,000.

                                  The Purchase Price shall be paid as follows:
                                  (a) 60% in cash at closing and (b) the
                                  balance payable in shares of common stock of ProNet Inc. (valued at the then current trading price) or cash (the "Deferred Amount"), in Buyer's sole discretion, within 12 months after the closing of the Acquisition (each to be allocated between the Acquired Assets and the Shareholders' and the Company's Noncompetition Agreements in amounts to be agreed to by the parties hereto). Buyer shall pay the Company interest at the rate of 6 1/2% per annum on any portion of the Deferred Amount (calculated from the date of Closing until paid).

                                  The shares of common stock to be delivered in payment of the Deferred Amount, if any, shall be the subject of a Registration Rights Agreement between the Shareholders and ProNet pursuant to which ProNet shall agree that such shares shall be registered with the Securities and Exchange Commission (the "SEC") within 14 days after the delivery of such shares to the Shareholders.

Purchase Price Adjustment         The final Purchase Price may be subject to
                                  adjustment in respect of the number of pagers in service. Buyer will pay the Company for the increase over 14,000 in the number of pagers in service at the Closing. The amount of compensation will be determined as follows:
                                 (a)  $65 plus the Company's pager cost for
                                      each leased pager added
                                 (b)  $25 for each reseller pager added
                                 (c)  $65 for each COAM (nonreseller) pager
                                      sold

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Acquired Assets                  (a)  The Company's radio paging systems,
                                      including all affiliated networks for
                                      continuity of such system and including
                                      all pending applications, as well as any proposed/pending transactions to acquire paging systems or frequencies (except Carolina Paging, which may be discussed between the parties at a later date) (collectively, the "System"), and any frequencies licensed for radio paging in such metropolitan areas held by the Company but not currently used in the operation of the System

                                 (b)  All of the System's pagers in the field
                                      (provided the number of pagers in service shall not be less than 13,000 at the date of Closing)

                                 (c) All of the tangible assets of the System including receivers, transmitters, base station equipment, inventory (of an appropriate working level to supply the System), furniture, fixtures and computer equipment

                                 (d)  Accounts receivable

                                 (e) To the extent assignable, all outstanding licenses, authorizations, permits and certificates issued to the Company by the Federal Communications Commission and other governmental authorities and all pending applications with respect to the same used by the Company in connection with or necessary for the operation of the System

Excluded Assets                   The Company's cash:  the cash and cash
                                  equivalents of the Company shall meet or exceed the amount of Accounts Payable existing on the date of the Closing. On or prior to Closing, the Shareholders may retain or dividend cash and cash equivalents in excess of such Accounts Payable.

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Condition to Closing              As a condition precedent to Buyer's
                                  obligation to close the Acquisition, the average of the Company's EBITDA (Earnings before interest, taxes, depreciation and amortization) shall equal or exceed $52,000 for the months commencing January 1995 through the Closing Date (except the $15,000 bonus to Bill Morris in the month of March
                                  1995).

Noncompetition Agreement          The Company and the Shareholder will agree
                                  not to compete with Buyer in the area in which the Company serves its customers for a period of two years from the closing of the Acquisition.

Representation and Warranties     The Shareholder shall represent and warrant
                                  that (a) neither he nor the Company has
                                  entered into any agreement pursuant to which any person or entity has obtained the right to acquire any portion of the securities or all or substantially all of the assets of the Company (whether by purchase of assets or stock, by merger or otherwise), and (b) except as otherwise disclosed on the appropriate disclosure schedule, the execution, delivery and performance of the Definitive Agreement by the Shareholder and the Company do not and will not breach, violate or conflict with, or permit the cancellation of, any agreement to which the Shareholder or the Company is a party or by which any of them or their properties is bound.

License Transfers                 Within 30 days after the parties have signed
                                  this letter of intent, Buyer (with Seller's assistance) shall apply with the Federal
                                  Communications Commission for the transfer of all licenses currently issued to the Company (including any pending applications with respect to the Company).

Liabilities                       The Company will pay or provide for payment
                                  at closing for all of its liabilities so that Buyer will be receiving the Acquired Assets free and clear of all liabilities, liens and encumbrances.

Indemnification/Offset            Buyer shall have a right to offset against
                                  the Deferred Amount for any damages resulting from breaches of the Definitive Agreement by the Company or the Shareholder.

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ProNet Guarantee                  ProNet shall guarantee the obligations of
                                  Buyer contained in the Definitive Agreement.